Exhibit 10(c).

			    NORWEST CORPORATION
		     ELECTIVE DEFERRED COMPENSATION PLAN
		      FOR MORTGAGE BANKING EXECUTIVES

		    (Amended and Restated August 1, 1997)


1. Restatement of Plan. On November 22, 1994, the Board of Directors of Norwest Corporation, a Delaware corporation (the "Corporation"), authorized the creation of a nonqualified, unfunded, elective deferral plan known as the "Norwest Corporation Elective Deferred Compensation Plan for Mortgage Banking Executives" (the "Prior Plan Statement") for the purpose of allowing a select group of management and highly compensated employees of the Corporation and its subsidiaries who are substantially involved in the mortgage banking business and who participate in an incentive compensation plan requiring mandatory deferral of incentive compensation to defer the receipt of compensation which would otherwise be paid to those employees. The Corporation reserved the power to amend or terminate the Prior Plan Statement by action of the Human Resources Committee of the Corporation's Board of Directors. The Human Resources Committee desires to exercise that reserved power of amendment by the adoption of this amended and restated Plan Statement (hereinafter referred to as the "Plan").

2. Eligibility. Each highly compensated employee of the Corporation or any of its subsidiaries who is substantially involved in the mortgage banking business and who either participates in an incentive compensation plan requiring mandatory deferral of incentive compensation or has been selected for participation in this Plan by the Plan Administrator (as defined in Section 11) or such officers of the Corporation to which the Plan Administrator has delegated its authority, shall be eligible to participate in the Plan (each, an "Eligible Employee").

3. Deferral of Compensation. An Eligible Employee may elect to defer pursuant to Section 4(A)(2) all or a portion of the Eligible Employee's "Regular Compensation" (salary, bonus and incentive compensation not mandatorily deferred as required under the incentive compensation plan) that the Eligible Employee may earn from the Corporation or its subsidiaries during the calendar year (the "Deferral Year") following the year in which the Deferral Election (as defined in Section 4(A)(1)) is made. An Eligible Employee may elect to defer all or a portion of the vested portion of the Eligible Employee's interest in the PDA Plan pursuant to Section 4(B). However, any other payroll deductions elected by the Eligible Employee or required by law (such as payments for welfare or retirement benefits or insurance), including FICA taxes, shall be made before any deferrals are made under this Plan.

4.  Election to Participate and Defer Compensation.

     A)  Deferral of Regular Compensation.

	  1) Participation. Except as provided in Section 4(A)(3) as to new Eligible Employees, an Eligible Employee becomes a Participant in the Plan by filing, during an enrollment period specified by the Plan Administrator but no later than December 15 of the year preceding the Deferral Year, an irrevocable election (the "Deferral Election") with the Plan Administrator. An Eligible Employee who has made a Deferral Election under this Section for any Deferral Year and has a Regular Deferral Account is deemed a "Participant." The Deferral Election shall be effective only for the Deferral Year specified. A new Deferral Election must be filed for each Deferral Year. Amounts deferred under a Regular Compensation Deferral Election shall be credited to a "Regular Deferral Account" established under the Plan for the Eligible Employee.

	  2) Deferral Election. A Deferral Election shall consist of the Eligible Employee's election to defer Regular Compensation, election of earnings option(s) as described in Section 5(A), and election of the time and form of distribution of amounts deferred as described in Section 7. An Eligible Employee may elect to defer, in any combination, all or part of the Eligible Employee's (a) base salary earned and paid on a periodic basis throughout the Deferral Year, (b) certain incentive pay earned throughout the Deferral Year and paid after the end of the Deferral Year, and (c) commissions and other periodic incentive payments paid during the Deferral Year. The


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Eligible Employee shall specify for each Regular Compensation category an amount to be deferred per pay period, expressed either as a percentage or a dollar amount.

	      3) Initial Deferral Election or Initial Eligibility. A new Eligible Employee must make a Deferral Election within thirty days of the date the Eligible Employee becomes eligible to participate in the Plan in order to defer Regular Compensation earned in the current Deferral Year.

	      4) Early Withdrawal. A Participant may request to receive payment of all or part of the Participant's deferred Regular Compensation on a date earlier than that specified on the Deferral Election by filing with the Plan Administrator a request for early withdrawal. Such payment will be made from the earliest Deferral Year(s) in which the Participant has participated in the Plan. Regular Deferral Accounts will be distributed in the order in which the Accounts were established. For the appropriate Deferral Year(s), Regular Deferral Account accruals to date shall be disbursed completely, less a 10% early withdrawal penalty on the amount distributed. The 10% penalty assessed for early withdrawal will be permanently forfeited by the Participant and will be credited to the Corporation. Further, the Participant shall forfeit eligibility to defer Regular Compensation and vested PDA Plan amounts during the two Deferral Years following the year in which the early withdrawal is made, but in no case shall an early withdrawal cause a current Deferral Election (Regular Compensation or PDA Plan amounts) to be suspended or canceled. In no case may a Participant make more than one early withdrawal per calendar year pursuant to this Section A(4) or Section B(3).

     B)    Deferral of PDA Plan Amounts.

	      1) Participation. An Eligible Employee may file, during an enrollment period specified by the Plan Administrator, an irrevocable election (a "PDA Deferral Election") with the Plan Administrator no later than March
31 of the year prior to the year in which the Eligible Employee's portion of the Norwest Corporation Performance Deferral Award Plan for Mortgage Banking Executives, or from other plans which may be approved from time to time by the Plan Administrator (the "PDA Plan") vests and would otherwise be payable under the provisions of the PDA Plan. An Eligible Employee who has made a PDA Deferral Election under this Section for any Deferral Year is deemed a "Participant." Each PDA Deferral Election pertains only to the specific portion of the PDA Plan that vests in that Deferral Year. Amounts deferred under a PDA Deferral Election shall be credited to a "PDA Deferral Account" established under the Plan for the Eligible Employee.

	      2) Deferral Election. A PDA Deferral Election shall consist of the Eligible Employee's election to defer the vested portion of the PDA Plan attributable to the Eligible Employee that would otherwise be payable under the PDA Plan during the Deferral Year. The Eligible Employee shall specify on the PDA Deferral Election the percentage or dollar amount to be deferred, the earnings option(s) as described in Section 5(A), and the time and form of distribution of amounts deferred as described in Section 7.

	      3) Early Withdrawal. A Participant may request to receive payment of all or part of the Participant's PDA Deferral Account on a date earlier than that specified on the PDA Deferral Election by filing with the Plan Administrator a request for early withdrawal. Such payment will be made from the earliest PDA Deferral Election Deferral Years. PDA Deferral Accounts will be distributed in the order in which the Accounts were established following distribution of all funds from Regular Deferral Accounts. For the appropriate Deferral Year(s), PDA Deferral Account accruals to date shall be disbursed completely, less a 10% early withdrawal penalty on the amount distributed. The 10% penalty assessed for early withdrawal will be permanently forfeited by the Participant and will be credited to the Corporation. Further, the Participant shall forfeit eligibility to defer Regular Compensation and vested PDA Plan amounts during the two Deferral Years following the year in which the early withdrawal is made, but in no case shall an early withdrawal cause a current Deferral Election (Regular Compensation or PDA Plan amounts) to be suspended or cancelled. In no case may a Participant make more than one early withdrawal per calendar year pursuant to this Section B(3) or Section A(4).

5.  Deferral Account.

     A) Earnings Options. The earnings options available for selection on the Deferral Election are as follows:


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	      1)    "Phantom Stock Option," wherein the Account balances earn
as though they were invested in Norwest Corporation Common Stock ("Common
Stock").

	      2) Norwest Bank Minnesota, N.A. one-year certificate of deposit option ("CD Option").

	      3) A selection of registered investment companies chosen by the Employee Benefit Review Committee of the Corporation ("Fund Option").

A Participant must choose to allocate amounts credited to the Participant's Regular Deferral Account and PDA Deferral Account among the earnings options in increments of five (5) percent. Except as provided in Section 4(A)(3) as to new Eligible Employees, the initial election of earnings options must be made by the Participant in advance of each Deferral Year. After the initial election of earnings options, Participants shall be entitled to change their earnings options each January 1 by filing an irrevocable written earnings option election form with the Plan Administrator at least thirty (30) days prior to the January 1 effective date.

     B) Periodic Credits. On each pay day that deferred Regular Compensation and/or PDA Plan amounts would otherwise be paid to a Participant, the Participant shall receive a credit to the Participant's Regular Deferral Account and/or PDA Deferral Account. The amount of each credit shall be equal to the amount deferred from the Participant's Regular Compensation and/or PDA Plan amounts. Each credit shall be accounted for based on the earnings options selected by the Participant on the Regular Compensation Deferral Election or PDA Deferral Election.

     C) Adjustments. Subject to Section 5(C)(4), that portion of a Participant's Regular Deferral Account or PDA Deferral Account that is accounted for under each earnings option shall be further adjusted by an amount determined in accordance with the respective earnings option as follows:

	      1) CD Option. Adjustments under the CD Option shall be made monthly as of the last day of each month. The amount of the adjustment for the CD Option shall be calculated by multiplying the Participant's average balance in the CD Option for the month by an earnings factor based on the interest rate for a Norwest Bank Minnesota, N.A. one-year certificate of deposit as determined from time to time by the Plan Administrator.

	      2) Fund Option. Adjustments under any Fund Option shall be made monthly as of the last day of each month. The amount of the adjustment for a Fund Option shall be calculated by multiplying the Participant's average balance in the Fund Option for the month by an adjustment factor based on the reported positive or negative performance for the month of the registered investment company assets relating to the Fund Option selected.

	       3) Phantom Stock Option. Adjustments under the Phantom Stock Option shall be made each time a dividend is paid on Common Stock in accordance with Section 6(C) below.

	      4) No Adjustments After Valuation. No adjustment shall be made to a Participant's Regular Deferral Account or PDA Deferral Account with respect to a lump sum payment or an installment payment after the valuation date used to determine the amount of such payment pursuant to Section 7(F).

6.  Phantom Stock Option.

     A) Accounting. All periodic credits and all adjustments to a Participant's Regular Deferral Account or PDA Deferral Account (the "Deferral Accounts") under the Phantom Stock Option shall be credited in Phantom Shares of Common Stock. Phantom Shares of Common Stock shall be rounded to the nearest ten-thousandth of a share.

     B) Determination of Number of Phantom Shares. The number of Phantom Shares of Common Stock credited to a Participant's Deferral Accounts under the Phantom Stock Option shall be determined by dividing the amount of each periodic credit by the average of the high and low prices per share of Common Stock reported on the consolidated tape of the New York Stock Exchange on the last day of each month (or, if the New York Stock Exchange is closed on that date, on the next preceding date on which it is open).


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     C)    Adjustments Based on Dividends.  Subject to Section 5(C)(4),
adjustments under the Phantom Stock Option shall be made each time a dividend
is paid on Common Stock.   The number of Phantom Shares credited to a
Participant's Deferral Accounts for such adjustments shall be determined by multiplying the dividend amount per share of Common Stock by the number of Phantom Shares credited to the Participant's Deferral Accounts as of the record date for the dividend and dividing the product by the average of the high and low prices per share of Common Stock reported on the consolidated tape of the New York Stock Exchange on the dividend payment date (or, if the New York Stock Exchange is closed on that date, on the next preceding date on which it is open).

     D) Adjustments for Certain Changes in Capitalization. If the Corporation shall at any time increase or decrease the number of its outstanding shares of Common Stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in Common Stock, or through a stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving the Common Stock, then the numbers, rights, and privileges of the Phantom Shares issuable under the Plan shall be increased, decreased, or changed in like manner as if such Phantom Shares had been issued and outstanding, fully paid, and nonassessable at the time of such occurrence.

7. Distributions. Payment of Regular Deferral Accounts and PDA Deferral Accounts shall be made pursuant to the Participant's Deferral Election and PDA Deferral Election, subject to the following:

     A) Upon Retirement or Date-Certain Distribution. A Participant may designate on the Deferral Election or PDA Deferral Election that distribution of the Regular Deferral Account or PDA Deferral Account shall be made either in a lump sum or in annual installments over a period of years not to exceed ten if the Participant elects distribution to commence upon retirement or a date certain. For this purpose, retirement means the Participant is entitled to regular retirement or early retirement as defined in Section 6.1 or 6.2 of the Norwest Corporation Pension Plan.

     B) Upon Disability. A Participant may designate on the Deferral Election or PDA Deferral Election that distribution of the Regular Deferral Account or PDA Deferral Account shall be made either in a lump sum or in annual installments over a period of years not to exceed ten if the Participant becomes disabled as described in the Norwest Corporation Long-Term Disability Plan. The Participant may also specify on the Deferral Election or PDA Deferral Election that such disability shall not cause a distribution before the originally elected distribution commencement date.

     C) Upon Death. If a Participant dies before receiving all payments under the Plan, payment of the balance of the Participant's Regular Deferral Account and PDA Deferral Account shall be made to the Participant's designated beneficiary in the form and manner designated in the Deferral Election or PDA Deferral Election or in a lump sum at the request of the designated beneficiary, but not sooner than 90 days following the date of the Participant's death. To be valid, a beneficiary designation must be in writing and the written designation must have been delivered to and accepted by the Plan Administrator prior to the Participant's death.

If at the time of the Participant's death there is not on file a fully effective beneficiary designation form, or if the designated beneficiary did not survive the Participant, the person or persons surviving at the time of the Participant's death in the first of the following classes of beneficiaries in which there is a survivor, shall be entitled to receive the balance of the Participant's Regular Deferral Account and PDA Deferral Account. If a person in the class surviving dies before receiving the balance (or the person's share of the balance in case of more than one person in the class) of the Participant's Regular Deferral Account and PDA Deferral Account, that person's right to receive the Participant's Regular Deferral Account and PDA Deferral Account will lapse and the determination of who will be entitled to receive the Participant's Regular Deferral Account and PDA Deferral Account will be determined as if that person predeceased the Participant.

	      (1)    Participant's surviving spouse

	      (2) Equally to the Participant's children, except that if any of the Participant's children predecease the Participant but leave descendants surviving, such descendants shall take by right of representation the share their parent would have taken if living


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	      (3)    Participant's surviving parents equally

	      (4)    Participant's surviving brothers and sisters equally

	      (5)    Representative of the Participant's estate.

     D)    Upon Other Termination of Employment.   If a Participant terminates
employment with the Corporation prior to the Participant's regular or early retirement as defined in Section 6.1 or 6.2 of the Norwest Corporation Pension Plan, or disability as described in the Norwest Corporation Long-Term Disability Plan, or death, the Regular Deferral Account and PDA Deferral Account will be paid in a lump sum or in annual installments over a period of years not to exceed ten years to the Participant in accordance with the elections made on the termination of employment section of the Deferral Election and PDA Deferral Election.

     E) Form of Distributions. All distributions from Regular Deferral Accounts and PDA Deferral Accounts shall be payable in cash.

     F)    Valuation of Deferral Accounts for Distribution.

	      1) The amount of the distribution in cash on any February 28 (or the next preceding business day if February 28 is not a business day) shall be determined based on the Participant's Regular Deferral Account and PDA Deferral Account balances (and, if applicable, the price of Common Stock) as of the preceding December 31 (or the next preceding business day if December 31 is not a business day). The amount of the distribution in cash as of any other date on which a distribution is made shall be determined based on the Participant's Regular Deferral Account and PDA Deferral Account balance (and, if applicable, the price of Common Stock) as of the end of the month in which the event which triggers distribution occurs. Earnings adjustments to amounts that have been valued for distribution shall cease as of the date used to value such amounts.

	      2) The amount of each installment payment shall be a fraction of the value of the Participant's Regular Deferral Account and PDA Deferral Account as of the December 31 preceding the date of the installment payment (or the next preceding business day if December 31 is not a business day), the numerator of which is one and the denominator of which is the total number of installments elected (not to exceed ten) minus the number of installments previously paid. The balance remaining in the Participant's Regular Deferral Account and PDA Deferral Account shall continue to be adjusted based on the earnings options selected by the Participant on the Participant's Deferral Election or PDA Deferral Election until the valuation date used to determine the amount of the last payment. All installment payments will be made by pro rata withdrawals from each earnings option elected by the Participant.

8. Nonassignability. No Participant or beneficiary shall have any interest in any Deferral Account which can be transferred, nor shall any Participant or beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while in the possession or control of the Corporation, nor shall the Corporation recognize any assignment thereof, either in whole or in part, nor shall any Deferral Account be subject to attachment, garnishment, execution following judgment or other legal process while in the possession or control of the Corporation. The designation of a beneficiary by a Participant does not constitute a transfer.

9. Withholding of Taxes. Distributions under this Plan shall be subject to the deduction of the amount of any federal, state, or local income taxes, Social Security tax, Medicare tax, or other taxes required to be withheld from such payments by applicable laws and regulations.

10. Unsecured Obligation. The obligation of the Corporation to make payments under this Plan constitutes only the unsecured (but legally enforceable) promise of the Corporation to make such payments. The Participant shall have no lien, prior claim or other security interest in any property of the Corporation. The Corporation is not required to establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Plan. If such a fund is established, the property therein shall remain the sole and exclusive property of the Corporation. The Corporation will pay the cost of this Plan out of its general assets. All references to accounts, accruals, gains, losses, income, expenses, payments, custodial funds and the like are included merely for the purpose of measuring the Corporation's obligation to Participants in this Plan and shall not be construed to impose on the



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Corporation the obligation to create any separate fund for purposes of this
Plan.

11. Administration. For purposes of Section 3(16)(A) of the Employee Retirement Income Security Act of 1974 ("ERISA"), the Plan Administrator shall be the Human Resources Committee of the Corporation's Board of Directors. The Plan Administrator or its delegatee shall have the authority to interpret the Plan, to adopt procedures for implementing the Plan, and to determine adjustments under the Plan.

12. Amendment and Termination. The Board of Directors or the Human Resources Committee of the Corporation's Board of Directors may at any time terminate, suspend, or amend this Plan; provided, however, that if necessary to maintain the availability of the exemption contained in Rule 16b-3, or any successor regulation, under the Securities Exchange Act of 1934, as amended, for transactions pursuant to this Plan, the provisions of this Plan relating to the amount, price and timing of awards pursuant to this Plan may not be amended more than once in every six months other than to comport with changes in the Internal Revenue Code or ERISA, or the rules thereunder. No such action shall deprive any Participant of any benefits to which the Participant would have been entitled under the Plan if termination of the Participant's employment had occurred on the day prior to the date such action was taken, unless agreed to by the Participant.

13. Effective Date. This restated Plan is generally effective August 1, 1997, except that the provisions of Section 5(A) allowing changes to earnings options elections for Regular Deferral Accounts will be effective January 1, 1998, unless the Chairperson of the Human Resources Committee of the Corporation's Board of Directors takes action in writing to delay the effectiveness of such provisions. Once effective, the provisions of Section 5(A) will apply to all earnings options elections, regardless of when made.


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